United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 22, 2006
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On May 22, 2006, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended April 28, 2006, and hosted a conference call to discuss the financial results for the quarter ended April 28, 2006. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated May 22, 2006 announcing financial results for the quarter ended April 28, 2006
99.2	Transcript of conference call held on May 22, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2006

Applied Signal Technology, Inc. (Registrant)
By:	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated May 22, 2006 announcing financial results for the quarter ended April 28, 2006
99.2	Transcript of conference call held on May 22, 2006

Exhibit 99.1
Press Release dated May 22, 2006 announcing financial results for the quarter ended April 28, 2006

Applied Signal Technology, Inc.
Announces Second Quarter Operating Results

Sunnyvale, CA. May 22, 2006 — Applied Signal Technology, Inc. (NASDAQ – APSG) announced its operating results for the second quarter of fiscal year 2006 ended April 28, 2006.

New orders received during the second quarter of fiscal year 2006 were $24,332,000 compared to new orders received during the second quarter of fiscal year 2005 of $21,284,000. New orders for the first six months of fiscal year 2006 were $57,238,000, representing a 77% increase when compared to new orders of $32,410,000 for the same period of fiscal year 2005. The significant increase is due to new orders received during the first quarter of fiscal year 2006 for certain airborne signal intelligence requirements.

Revenues for the second quarter of fiscal year 2006 were $43,525,000 representing a 36% increase when compared with revenues of $32,053,000 for the second quarter of fiscal year 2005. Revenues for the first six months of fiscal year 2006 were $77,078,000 representing a 24% increase when compared to revenues of $62,163,000 for the first six months of fiscal year 2005.

Operating income for the second quarter and first six months of fiscal year 2006 was $2,740,000 and $5,266,000, respectively, compared with operating income of $3,727,000 and $6,999,000 for the second quarter and first six months of fiscal year 2005, respectively. Net income for the second quarter and first six months of fiscal year 2006 was $1,523,000 or $0.13 per diluted share and $2,835,000 or $0.24 per diluted share, respectively, compared to net income for the second quarter and first six months of fiscal year 2005 of $2,327,000 or $0.20 per diluted share and $4,354,000 or $0.37 per diluted share, respectively. The decrease in both operating and net income is due to the impact of Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment.” The stock based compensation expense and reduction to operating income for the second quarter and first six months of fiscal year 2006 due to the adoption of SFAS 123R was approximately $1,125,000 and $2,266,000, respectively. Our effective tax rate for fiscal year 2006 is estimated to be 47.0% compared to our fiscal year 2005 effective tax rate of 40.3%. This increase in the estimated effective tax rate is due to the effect of SFAS 123R.

Regarding the operating results, Mr. Gary Yancey, President and Chief Executive Officer commented, “This is the time in our fiscal year that we start getting more visibility into order flow for the remainder of the year. The budget allocations are just now being made at the levels in the government where orders are executed. New orders were up year-over-year and yet, a large part of this increase was due to slippage of anticipated fiscal 2005 fourth quarter orders into the first quarter of fiscal 2006. However, we are seeing a lot of indication that our order projections for the entire fiscal year 2006 will probably be met. Depending on how some budget supplementals happen, there could be some upside to our new order projections.”

Mr. Yancey concluded his remarks, “As I have been saying for the past two fiscal years, we are observing a continued demand for solutions to provide better intelligence, surveillance and reconnaissance. As long as demand by the U.S. Government continues, I feel confident we can have a healthy, growing company.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on May 22, 2006 to discuss second quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 22, 2006 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and the U.S. Government’s demand for our equipment are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2005. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ending April 28, 2006 and April 29, 2005
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	April 28, 2006	April 29, 2005	April 28, 2006	April 29, 2005

Revenues from contracts	$43,525	$32,053	$77,078	$62,163
Operating expenses:
Contract costs	29,253	20,646	51,321	40,485
Research and development	4,698	3,139	8,287	6,316
General and administrative	6,834 -----------	4,541 -----------	12,204 -----------	8,363 -----------

Total operating expenses	40,785 -----------	28,326 -----------	71,812 -----------	55,164 -----------

Operating income	2,740	3,727	5,266	6,999
Interest income/(expense), net	49 -----------	217 -----------	71 -----------	380 -----------

Income before provision for income taxes	2,789	3,944	5,337	7,379
Provision for income taxes	1,266 -----------	1,617 -----------	2,502 -----------	3,025 -----------

Net income	$1,523 ======	$2,327 ======	$2,835 ======	$4,354 ======

Net income per share – basic	$0.13	$0.20	$0.24	$0.38
Average shares – basic	11,712	11,364	11,665	11,329

Net income per share – diluted	$0.13	$0.20	$0.24	$0.37
Average shares – diluted	12,012	11,770	11,974	11,823

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

	April 28, 2006	October 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$24,398	$18,920
Short term investments	5,400 ------------	10,615 ------------
Total cash, cash equivalents, and short term investments	29,798	29,535
Accounts receivable	37,485	48,466
Inventory	10,936	5,269
Refundable income tax	1,160	1,160
Other current assets	7,708 ------------	5,147 ------------
Total current assets	87,087	89,577
Property and equipment, at cost	71,194	68,619
Accumulated depreciation and amortization	(54,244) ------------	(52,328) -----------
Net property and equipment	16,950	16,291
Goodwill	19,725	19,785
Intangible assets	2,270	2,270
Less accumulated amortization	(662) ------------	(265) ------------
Intangible assets, net	1,608	2,005
Long-Term Deferred Tax Asset, net	6,328	5,821
Other assets	755 ------------	844 ------------
Total assets	$132,453 =======	$134,323 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$16,948	$22,719
Notes payable	1,429	1,429
Income taxes payable	306	633
Other accrued liabilities	1,650 ------------	1,608 ------------
Total current liabilities	20,333	26,389
Long-Term Liabilities:
Long-Term notes payable	7,500	8,215
Other Long-Term liabilities	1,836 ------------	1,787 ------------
Total Long-Term liabilities	$9,336	$10,002
Shareholders' equity	102,784 ------------	97,932 ------------
Total liabilities and shareholders' equity	$132,453 =======	$134,323 =======

Exhibit 99.2
Transcript of conference call held on May 22, 2006

Applied Signal Technology, Inc.
Q2 2006 Earnings Conference Call
May 22, 2006
5:00 p.m. EST

Participants:

Gary Yancey, President, CEO
Jim Doyle, Chief Financial Officer

Presentation:

Operator

Greetings, ladies and gentlemen, and welcome to the Applied Signal Technology second quarter 2006 earnings conference call.

[OPERATOR INSTRUCTIONS]

It is now my pleasure to introduce your host, Mr. Gary Yancey, President, Chief Executive Officer.

Thank you. Mr. Yancey. You may begin.

Gary Yancey – Applied Signal Technology – President & CEO

Thank you, Doug, and I'd like to welcome everybody to the call. And I think probably everybody's had a chance now to see the release on our earnings results.

I do have Jim Doyle, our Chief Financial Officer, here with me as well, and he will summarize the financial results for anybody that maybe didn't catch them on the release. And afterwards, then, we'll open it up for questions.

With that, I'll turn it over to Jim.

Jim Doyle – Applied Signal Technology – CFO

Thanks, Gary. Good afternoon, everyone. Let me start with our Safe Harbor statement. Our presentation today may contain forward-looking statements which reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

We're pleased with our second quarter and year-to-date results. New orders received through the first half of fiscal 2006 were strong and amounted to about $57 million, which represents a 77% increase when compared to the same period in fiscal 2005. We believe that there continues to be an interest in intelligence, reconnaissance, and surveillance by the U.S. government to respond to the threat of terrorist activities and the war against terrorism, and that we're well-positioned to benefit from the spending that might result. We believe that our comment and sensor processing markets have strong growth potential and that our move into the ELINT marketplace provides us an opportunity to diversify into a complementary area.

I'd like to review the operating results for the second quarter and first six months of fiscal 2006. Revenues in the second quarter were approximately $43.5 million, representing a 36% increase when compared with revenues of $32.1 million recorded during the second quarter of fiscal 2005. Revenues for the first six months of 2006 were approximately $77.1 million, representing a 24% increase when compared with revenues of $62.2 million recorded during the same time period of fiscal '05. Operating income for the second quarter and first six months of fiscal year 2006 was $2.7 million and $5.3 million respectively, compared with operating income of $3.7 million and $7 million for the second quarter and first six months of fiscal 2005, respectively.

Net income for the second quarter and first six months of fiscal year 2006, $1.5 million or $0.13 per diluted share and $2.8 million or $0.24 per diluted share, respectively, compared to net income for the same periods of fiscal 2005 of $2.3 million or $0.20 per diluted share and $4.4 million or $0.37 per diluted share, respectively. The decrease in both operating income and net income is due to the impact of the adoption of FAS 123(R), the share-based payment. The stock -- the stock-based compensation expense and reduction to operating income for the second quarter and first six months of fiscal 2006 due to the adoption of FAS 123(R) was approximately $1.1 million and $2.3 million, respectively. Our effective tax rate for fiscal year 2006 is estimated to be 47% compared to our fiscal year 2005 effective tax rate of a little over 40%. This is due to the affect of FAS 123(R).

I'd like to conclude my remarks with a brief view of the balance sheet. As you can see, it remains very strong. The combined cash and short-term investment balances at April 28th were approximately $30 million, essentially unchanged when compared to our fiscal year 2005 ending balances. Accounts receivable totals are approximately $37.5 million. That includes approximately $17 million of billed receivables and unbilled receivables of about $20.5 million. Our inventory balance at the end of the second quarter was approximately $11 million compared to approximately $6.3 million at October 31, 2005. The main reason for this growth is an unfavorable indirect rate variance of approximately $3.8 million. And as a reminder, we paid dividends of approximately $1.5 million during the second quarter and $2.9 million during the first six months of fiscal '06. We pay an annual dividend of $0.50 per share at a quarterly rate payable of $0.125 per share.

So that's a summary of the financial activities. I'll turn it back to Gary and then we'll open it up for questions.

Gary Yancey – Applied Signal Technology – President & CEO

Yes, thanks, Jim. As I said in the press release, we are seeing a fair amount more activity from our customers that would really be booking new orders with the Company, the ones that really have the, the responsibility for executing the government contracts. As a matter of fact, we just had a industry show in one of our offices close to the Washington, D.C. area, and it was pretty interesting observing a lot of the customers and potential customers that came to our trade show, in fact -- explaining the fact that they now had budgets and were definitely interested in placing orders for products, as well as a lot of new engineering development work. Now those orders aren't in house yet, but it does bode well for the remaining two quarters of the year in terms of new orders.

As Jim said, we think that the complementary offerings in ISR, or intelligence, surveillance and reconnaissance, places the Company in a very enviable position of all-around resource for ISR. We're seeing a lot of articles that written at high levels in the government about the strategy that the U.S. has to take and they now have to fight an asymmetric war in that they have to rely on a lot more than just the intel assets that they used to rely on when they were looking at the large countries, such as the Soviet Union or North Korea. So we think that the well-rounded offering of the Company places us in a good position to be recognized as a major asset to what we think will have to continue to be investments for the U.S. government into the very distant future.

So, with that, what we'll do now is go ahead and open it up for questions.

Operator

Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from Mr. David Gremmels from Thomas Weisel and Partners.

Please proceed with your question.

<Q>: Hi, this is actually Noah Popinach for David Gremmels. Thanks for taking my question. Looking at the bookings, looks like you've booked about three quarters of revenue over the first half. I'm wondering if you're standing by your full-year projection of greater than 1.0.

<A>: We haven't given that specific guidance, Noah. We've talked about the fact that we believe that, typically we like seeing orders greater than one every fiscal year. That doesn't happen, as you saw in 2005. But we believe we have an opportunity to have -- to have a book-to-bill ratio of greater than one.

<Q>: Okay. Could you give a projection of what you think bookings could be in the second half? Maybe a range?

<A>: I don't know -- yes I don't think we would do that, David. No. Unfortunately, we don't even have it right in front of us, so even if we were inclined to do that, we wouldn't have the good number on that. So as Jim said, we do believe it'll be greater than one for the year.

<Q>: Okay. Fair enough. Do you have the mix of cost-plus fixed-price during the quarter?

<A>: Yes, we do. During the second quarter the revenue mix was approximately 17% from fixed-price type jobs and approximately 83% cost-reimbursable type jobs. We continue to see a heavy concentration in our cost reimbursable jobs or our engineering development work.

<Q>: Okay, so you probably see that staying in the low to mid-80s for the year, as opposed to going back to the upper 70s?

<A>: Yes.

<A>: Yes, I think so.

<Q>: Okay. And then, lastly on the indirect rate variance, it looks like that's a little higher than coming out of last quarter. Can you just kind of talk about what gives you the confidence that you can reverse that by the end of the fiscal year?

<A>: Well, we'll project what we think the end of the year looks like and what we can do, both on the standing front and on the revenue generation front. And given the combination of what we see for the second half of the fiscal year, our best estimate right now is that we believe we can absorb that $3.8 million variance.

<Q>: Okay. Thanks a lot.

<A>: Sure.

Operator

Our next question comes from Mr. Myles Walton with CIBC. Mr. Walton, please proceed with your question.

<Q>: Thanks. Good afternoon.

<A>: Hi, Myles.

<Q>: Gary you mentioned some commentary on ELINT -- or maybe it was Jim -- at the beginning of the call in terms of opportunities ahead. Could you point to anything that we can keep an eye out for in terms of where you'd like to move in that space?

<A>: Right now it turns out some of the more near term opportunities look to be foreign contracts. And, of course, we also know that those a lot of times are subject to slipping to the right because of funding issues with foreign countries. There's two different opportunities with the Italian Air Force that we're working with L-3 Comm in Greenville, Texas. We have an opportunity on the Helix program for the Royal Air Force. They're upgrading their three aircraft, and -- either with new aircraft or at least with new capabilities. That's supposed to be an award of this calendar year. We're teamed with Lockheed Martin on that, and they're competing with L-3 Comm on that particular one.

We have another one that we're hoping to get. We're just now filling out a request for information from Boeing to see if we can be on a bidders list for upgrade of a UK -- the UK Awax system. So the more near term things that we're seeing are some foreign opportunities and, of course, each time we'll be working with primes. And, I think, you'll find that a lot of our [uent] work will be us working with primes because they already have the footholds in those programs. But those are some of the more, you know, within kind of the en -- maybe our first half of fiscal 2007 they could be some bookings opportunities.

<Q>: Okay. And Jim, on terms of the options expense in the quarter, I think I was kind of expecting it to more climb a little bit here in the second quarter. Is this going to be the run rate for the full year?

<A>: It's -- you mean the $2.3 million.

<Q>: The 1.1 in the quarter.

<A>: Yes, it's pretty close, Myles.

<Q>: So for the full year that's the run rate for the quarters?

<A>: On a quarterly basis, yes.

<Q>: And was there anything specific in the quarter in terms of margin that we should be aware of.

<A>: No. You mean the fact that margins are a little bit lower than --

<Q>: Yes.

<A>: No, I think it's really more just, you know, how things -- how revenue was recognized in this second quarter. There's no significant problem programs or anything like that. No, it's just the way it went this quarter.

<Q>: Okay, thanks.

<A>: Yes.

<A>: Thank you.

Operator

Our next question comes from Mr. Michael Lewis with BB&T Capital Markets. Mr. Lewis, please proceed with your question.

<Q>: Thank you. Hey, Gary. Hey, Jim. How you guys doing?

<A>: Hey there, Mike.

<Q>: Hey, Gary. Quick question with regard to the forward opportunity with the MRUUV. Have you heard anything with regard to that being pushed out until mid-2007?

<A>: Yes. And right now it's all reminisce, but it sounds like you must have been at the same reminisce group that our people were. Were you at a meeting last week that you might have heard that?

<Q>: No.

<A>: Oh. There was some kind of a submarine tech deal put on by the navy at John Hopkins, and a couple of our guys are there, and there was some of that rumor. But we've heard nothing, and we've been probing -- in fact, our teammate, GD Electric Boat, has been putting calls into PME 403 to try to see and, you know, right now we're not getting any correspondence back. So, yes, the answer is. Did hear that there could be some slippage, but sure no confirmation, and it was not quite cocktail party talk, but close to that.

<Q>: Well, hey, Gary, where I'm going is I heard that there is another potential opportunity out there that the Navy's looking at, that they want complement the technologies that they're looking for in a MRUUV on another UUV system. Have you heard anything there, by chance?

<A>: Surface marine countermeasures.

<Q>: Yes, exactly.

<A>: We have two -- we have proposals on two teams that are being evaluated on that right now.

<Q>: Okay. Okay. Thank you. And then, Gary -- I'm sorry, Jim if I could just ask you a question about the unfavorable rate variance. It was up about $400,000 sequentially, but I think you were around $4.1 million this time last year?

<A>: Yes.

<Q>: And you said that you do think that you can pull all that in by the end of the year?

<A>: Yes, that's our best estimate right now. Mike. Yes.

<Q>: Okay. Is there any-- one or two contracts that you're seeing must the uptick in the coast, or is broad based across the entire contract?

<A>: It's a broad-based deal. There's not one or two particular programs.

<Q>: Okay. And just, not to beat you down on the cost, but they were significantly higher with regard to what I was looking for in the quarter, sequentially, and year-over-year, and I was just wondering, what caused some of the uptick indirect costs alone? And do you think that this current level is going to be sustained through the remainder of this year or can we expect to see a bit of a drop over the next two quarters?

<A>: As far as the variance goes, I would -- we believe that that variance will drop over the next two quarters. It's my understanding that --

<A>: Were you talking about the gross margin.

<Q>: I'm talking -- I'm talking. Well, I mean, yes. I'm really trying to hone in on the direct costs right now. You came in at 67.2.

<A>: Yes.

<Q>: And I'm just wondering if you think that that's the sustainable level going forward?

<A>: Yes, contract costs would probably be in that -- in that kind of a range, yes. The reason that they're up year-over-year is because of having to expense, stock-based compensation.

<Q>: Right, right.

<A>: Yes, see that'll show up in the cost.

<Q>: Okay. So most of that uptick is regard to FAS 123(R).

<A>: Oh, yes.

<A>: Yes.

<A>: For contract cost, Mike, yes, that's what it is.

<Q>: Can you quantify that for us?

<A>: Yes.

<Q>: How much is that?

<A>: Let's see. Let's see -- for contract costs the FAS 123(R) impact for the second quarter was roughly $650,000. And for the year was approximately $1.3 million.

<Q>: And did you allocate any to G&A, as well, and R&D?

<A>: Yes.

<Q>: Do you have those numbers? Could I just get them?

<A>: The allocation to R&D was approximately $63,000 for the quarter, and for the first six months it was approximately $138,000.

<Q>: Okay.

<A>: For G&A for the quarter is approximately $412,000, and for the six months it was approximately $785,000. So those numbers I gave you should add up to for the quarter $1.125 million and for the six months, $2.266 million. So that's the 1.1 and the 2.3 I was talking about.

<Q>: Okay, it looks like it reconciles. Just a few other questions then I'll move on to the next person. Operating cash flow in the quarter and CapEx?

<A>: CapEx, let's see. The operating cash flow -- cash provided by operating activities in the quarter was $4.1 million. As far as CapEx spending for the quarter, I don't have it for the quarter, I have it year-to-date.

<Q>: That's fine.

<A>: Year-to-date was -- let's see -- I think it's about $2.5 million year-to-date. Yes, it's about $2.5 million, Mike.

<Q>: And just one final question. G&A?

<A>: G&A through the quarter -- I'm sorry, G&A through --

<Q>: For year-to-date's fine.

<A>: Year-to-date, $2.5 million.

<Q>: Okay. Thank you very much.

<A>: Sure.

<A>: You bet, Mike.

Operator

Our next question comes from Mr. James McIlree of Unterberg, Towbin Mr. McIlree, you may proceed with you question.

<Q>: Great, thanks a lot. Jim, the unfavorable indirect rate variance at the end of the quarter was $3.8 million, is that correct?

<A>: Yes.

<Q>: Okay, and so that delta for the quarter-to-quarter change was up $400,000?

<A>: Was $400,000, yes.

<Q>: Right. Is there -- I thought I read something that BAMS might be resurrected. Is there -- have you -- do you have any comment on that and how that might impact you?

<A>: We were just the industry day for BAMS -- two of our guys were last week, and they intend to have the RFP out in January of '07. The irony is they intend an award by summer, which is a [expletive] of a long time to evaluate a proposal. There was a little bit of -- well, not really conflicting, but surprising indication in terms of requirements. Seems like that they were a little more looser requirements than -- easier requirements, maybe than we thought they were going to have for the program.

But we did -- we did learn what their concentrating on and what they intend to have in the RFP, the request for proposal. And the reason that that's been, quote resurrected -- and I think the navy would say it never went away, but it was sure dragging out -- is, of course, the navy was planning on sharing an ACS and, so, I think that the pressure now has come back on since they won't have the cap -- the ACS capability to look back to BAMS, which, of course, is unmanned or dismanned. So, yes, it's looking much more like they're going to finally move forward.

<Q>: Then will the lack of ACS help you in any other programs?

<A>: Well, very good question. We -- what really helped us in some of those other airborne programs, I believe -- with our without ACS -- is when we have success with our airborne program that the first one's going to be delivered in September of this year, where we will be able to show our capabilities in real theater and it working. And I contended all along that, with or without ACS, because of the time frame on ACS, that once there was a proven capability that can upgrade programs such as the Rivet Joint, such as the Air Force Rivet Joint or Navy EP-3 or the Army Guardrail or Airborne Reconnaissance Low Program that they would probably look much more seriously at doing such. Now that they've cancelled ACS, they have requests for information out to industry that we've responded to, as have many other industry partners, for the Guardrail Program. So they're definitely putting more emphasis on looking at upgrading an old legacy platform.

<Q>: Okay, terrific. Thank you.

<A>: You bet. Thank you.

Operator

Our next question comes from Mr. [Brian Josell] with Raymond James. Mr. [Jowell] -- Josell, please proceed with your question.

<Q>: Hey, I'll help you out with that. [Brian Joswelli] here. Hey, guys, how are you doing?

<A>: [LAUGHTER] Good job, Brian.

<Q>: Wondering -- I wanted to dig into a couple of things here. Really maybe talk about getting this supplemental passed, what that means to your order flow between this quarter and next? And maybe, how you see some of the revenue then trickling in from an equipment-sale basis verses some of the services and integration work, when to tackle those?

<A>: Well, we don't know -- we never have good visibility into what impact we might get -- what benefit we might get out of supplementals, so don't have a good answer for you that. Sometimes our customers will use the phraseology supplemental, even in a weird way. At that show I referred to some of the people were talking about they got a supplemental, and it turns out, as you kind of peel that famous onion, you realize what they really saying is they ended up getting allocated a bigger budget than they thought they were going to get -- whether it's bigger than they requested, I don't know -- and so they use supplemental there. We know that supplemental still hasn't happened, and so will it have impact or not, man, that's a bit of a crap shoot for us. In terms of the equipment order question, I think you were -- I guess I didn't quite -- why don't you ask that question, again, Brian.

<Q>: Yes, I guess if you look at the first half of the year here, it seemed like the mix of equipment sales in your revenue line might have been a little bit lighter than expected.

<A>: Right.

<A>: Right.

<Q>: Wondering if we're going to see that accelerate into the back half of this year?

<A>: That's a good question. There's -- a lot of the talk also at that same show I'm talking about was along the lines of equipment and orders the people were saying they were going to place. Now how does that map to what our expectations were? The equipment is always more the -- one of the bigger wild cards in our projections because it's -- you know, we negotiate a prepriced set of prices, if you like, with the government so that it makes it pretty convenient for them to order and order in the 11th hour. So sometimes they'll be looking at how their budgets are playing out and -- throughout the remainder of their fiscal year to make some decisions, and will purchase some equipment right towards the end of the year if they think they've still got some budget left that we don't get a lot of visibility into. We don't -- all of the words were right, that the equipment orders should be picking up the second half, and that's typically when we'll see most of -- more of our equipment orders, a large portion of our equipment orders. So history would have it and the buzz would have it that there's a good chance of them picking up, but also remains a bit of a wild card.

<Q>: Okay, great, that's very helpful. Last quick housecleaning team item. Did you guys give a backlog number out?

<A>: I will right now, Brian. It's approximately $123 million.

<Q>: Okay, great. Thanks a lot, guys.

<A>: Thank you, Brian.

Operator

Our next question comes from Patrick McCarthy with Friedman, Billings and Ramsey. Mr. McCarthy, please proceed with your question.

<Q>: Thank you. Thanks for taking my question. My first question is with regards to precontract costs that were an issue last quarter. Did those convert to revenue this quarter? I would have expected if they did you might've had a little bit better margin than was posted?

<A>: Yes, Brian, just to re -- excuse me, Patrick, just to refresh your memory, we had approximately $2.5 million of precontract costs that were on the balance sheet at the end of the first quarter. And at the end of the second quarter, we have about $1.5 million on precontract. So about $1 million of that had converted to revenue during the quarter.

<A>: And one thing to remember, Patrick, we not only don't record the revenue, we don't record the cost, so your comment about the margins probably doesn't really hold. It probably wouldn't have necessarily had any impact on the margins.

<Q>: Okay. Great. My second question is you'd mentioned ELINT before. Could you just give us a sense as to what type of revenue numbers are coming out of Texas and where that stands on some of the key programs you've been going after?

<A>: There's no revenue out of Texas.

<Q>: Okay.

<A>: And there's no revenue out of our division in Texas, either.

<Q>: Okay.

<A>: But the plan, as I've mentioned, the first opportunities that we see are going to be in 2007, so it really has been an investment for the first two years of that division. And that was pretty much by plan on that. Tomorrow, as we speak -- if we speak tomorrow -- they're having the critical design review on the system that we're building on our own internal R&D, and they're having some 20 potential customers attending this critical design review. And so we're definitely doing the right things in getting -- getting our prime contractor customer base well educated on what we're doing.

<Q>: Okay. Thank you. And then, just two kind of housekeeping questions. Could you give out an organic growth rate for the quarter?

<A>: It was all organic. We didn't acquire anything.

<Q>: I thought the acquisition closed in the -- more towards the middle of the year?

<A>: It did. It closed July 1st.

<A>: Yes, right.

<A>: We've completely combined the pools and basis, so DTI is completely integrated into AST. We have a sensor signal process group, but we're running it all as one company, Patrick.

<Q>: Okay. And then just on the tax rate, obviously going to be way down in the back half of this year. Was there an accounting change or an interpretation change, I guess, that caused that to occur?

<A>: They -- go from the 48.5% the first quarter to 47%.

<Q>: Yes.

<A>: Yes, there was a -- the main impact was a lower estimated compensation expense at the second quarter than we had originally seen at the first quarter.

<Q>: Okay, thank you very much.

<A>: Sure.

Operator

Our next question comes from Mr. Jay Meier of MJSK Equity Research. Mr. Meier, please proceed with your question.

<A>: You want to help him with that one too, Jay.

<Q>: Yes, that would be Meier, but you got the second part right, thanks. I just had one more question, Gary, about the -- some comments you made about budgets and potential product demand heading into the second half. It sounds like the verbiage you're getting is pretty strong and people are talking about ordering -- and that may or may not be unusual -- but I also -- I'm curious to hear your -- you differentiate between the supplemental and other fluctuations in ordering. Is there anything going on besides the supplemental or has something shifted?

<A>: Well, maybe what I -- maybe what you're referring to. I just said our customers use the phraseology that they got a supplemental, and it really wasn't the supplemental, which hasn't occurred yet. And so, what I think happens there is -- I mean, this is quite a trickle down affect once budgets get down to the level where they really execute contracts. And, you know, adjustments will get made, plus and minus. I think we had some of the customers that ended up getting more than they'd even requested in a budget or at least getting more than they felt they would get, and so those comments were made. Now, how will that impact in orders? You know, you don't know. I mean, it sounds positive. I mean, it wasn't like great shape positive, but it was sure better than if they'd all came in with their pockets hanging out.

<Q>: Wouldn't you have expected those budgets to have been set by now, though?

<A>: No, this is fairly typical, Jay. In fact, that's one of the interesting things for us, because we're always updating our annual plan just about this time when still nothing much has been heard of and everybody starts getting more nervous, says jeez, there's only six months left, what's going to happen? And I mean, it was -- we were like one week after when a lot of the -- apparently a lot of this money had kind of flowed down. You know, obviously, you know that the defense budget wasn't even signed into law until the end of December, so a quarter's already shot. And then it gets hung up in DoD comptrollers areas. It takes quite a while to trickle down, so this is probably pretty typical.

<Q>: Okay. Good. And regarding the ACS, obviously, that contract's gone and we're supplementing now with existing capabilities or starting to bolster those existing capabilities. We had talked before about a June or maybe even second-half time frame. Can you give us an idea of when you might reasonably expect that stuff to start trickling down to you?

<A>: I think that before we would see anything, I would figure you wouldn't see anything, maybe even in orders -- but definitely revenue until '07. And part of the thing you have to remember is it's still going to be dependent on us and our current airborne program and the success of that, and that isn't due now to be demonstrated in theater until dang near October. The latter part of September or October. And so -- I mean, there's eyes on our program right now. In fact we're getting a lot more eyes on our program, and we're scrambling to stay on schedule to have the first deployment. But things just never happened that quickly, and I'm pretty sure they wouldn't start making commitments -- other groups wouldn't start making commitments until they see the proof in the pudding.

<Q>: I understand, but that sounds like you're talking about new capabilities. What about the gap in capability that we've discussed over the past six months, potential --

<A>: Well, I think they're one in the same, Jay. The new capability is the gap they have now. They don't have capabilities against a lot of the modern communication signals, and just a lot of the signals that we're finding are being used in the theater, and so there's a gap right now and to fill that gap, you need the new capabilities. So I think, I believe it's one in the same.

<Q>: Okay. I understand where you're going with that. That's fine. And one housekeeping question. We've had some problems finding security -- you know, adequately cleared individuals and how that reflects in your hiring capabilities. Can you give us an update there?

<A>: The hiring's doing, I think, pretty well. You know, even though I definitely think the economy is picking up all around, definitely out here in California. Although our hiring's pretty much at all of our offices. I think it's going pretty well. The security clearance thing is always an issue for every contractor in the business, and you always see it talked about. We know how to keep our programs fairly efficient by parsing pieces out of a program to where it can be done unclassified and then bringing things together. It always helps to have people with the clearances from right out of the chute, but we know how to get around that. So I wouldn't look at the hiring as an issue right now. We're consistently hiring, but we are hiring.

<Q>: Very good. Thanks a lot.

<A>: You bet.

<A>: Thanks, Jay.

Operator

Our next question comes from Steve Levenson with Ryan Beck. Mr. Levenson, you may proceed with your question.

<Q>: Thank you. Hi, Gary and Jim.

<A>: Hi, Steve.

<Q>: Sounds like all of the good questions were asked, but nobody's asked about your counter IED technology. Can you give us an update on that, please.

<A>: Well, we, as you know, are partners -- or trying to partner with EDO. EDO, of course, is selling units into the field now. We're trying to -- well we've got a capability that would be a more advanced capability and we'd probably be able to counter some of the fusing techniques that are starting to evolve. And the problems that we -- and I've heard this from other companies that have their own capabilities -- the problems we're running into is that most of the money -- as I'm guessing, somewhat -- I don't know completely understand it yet, but as I'm guessing, most of the money that was marked for IED to feed is in the hands of people that want something in the field today, and so they really aren't of an R&D mentality at the organizations that seem to have most of that money.

So the trick is find some of the governmental groups that have a charter and therefore, would have some money -- or get their hands on some of that money -- that really want to do R&D for something that could be deployed say a year from now or so that would have more advanced capabilities, you know, whatever that may mean. And there's quite a few companies that have different cuts at defeat of IEDs and there's a tremendous amount of techniques being used for IEDs. And you know, it can be quite an area for investing in R&D. We just have to get the right organization to do that. So we're still out talking to organizations about our capabilities with demonstrations.

<Q>: Just from reading the supplemental, which I know the two halves of Congress haven't agreed to yet, there is a couple of billion dollars for the joint IED defeat organization. Is that something you think is a potential source of R&D money.

<A>: Yes, we do. We've been talking to them, and -- but we don't know for sure. It's a new group, new organization, and therefore new organization for us, and dialogue is occurring for a couple of our different capabilities, as we speak. And that may well be one that would be inclined to invest in the future.

<Q>: Okay. In your press release, you alluded to potential upside in the orders, and I'm guessing that relates to Guardrail. Is that correct.

<A>: No, actually it was more of a base on the conversations that were occurring in that technology symposium. We had quite a turn out of customers -- prime contractors, as well as government customers from a number of different military groups and agencies and, you know, just the reporting back was seemed a little on the positive side, and so, I -- so my comment was really more based on that.

<Q>: Okay. Thanks very much.

<A>: Thank you, Steve.

Operator

Our next question comes from Mr. Tim Hasara with Kennedy Capital. Mr. Hasara, please proceed with you question.

<Q>: Yes, Jim, was there any inventory write down adjustment in the quarter?

<A>: No, Tim, it was -- we've written down about $13,000 for the year, but no inventory write down in second quarter.

<Q>: When you answered a question. Jim, with respect to margins, you said part of it was the way revenue was recognized in the quarter. Does that imply that you had some cost associated on programs that --

<A>: No, I didn't mean to mislead you. I -- all I was trying to say was that, you know, it was at the lower end of the operating margins for this second quarter. There is a high content of engineering development programs as opposed to fixed-price orders, so that's all I was trying to say.

<Q>: Even if you, you know, sort of add back in the option expense, your operating margins are much lower than your historical average this year, and I think a lot of people have been trying to ask for help in trying to figure that out. I mean, are we going to have a lower operating margin for the business model going forward or are there some one-time things here that we should be looking at?

<A>: No, I don't think -- I know that we've -- that we'll show a long-term model of operating income, prior to any kind of stock-compensation expense, in that 10% to 13% range, and we think over the long term that's a doable range. Now there is intangibles expense that is running through. And it's just some of these programs are just the lower end because the nature of the type of program, you know, being cost reimbursable.

<A>: And it turns out, also, Tim, as you know, since you were in government contracting, before you decided to get a real job.

As you know, this can be self-correcting. If we're making pretty good profits on some of the products on a fixed-price basis, as we renegotiate those prices, you very well know, of course, that we have to then disclose the actuals on previous runs and that'll typically then get us back down in the 13% to 15% operating profit margin on a per -- per product basis. What will happen then is new products get introduced and depending on what we decide to do in inventory, we at time can get a little bit of halo for a while on some of those products. So you will see a little wiggling from even the fixed price profitability through -- maybe even throughout a year, or sometimes year-to-year, just depending on,you know, what the basis is for renegotiating those prices.

<Q>: Okay. Great. Thanks a lot. Appreciate it.

<A>: Thank you.

Operator

Our next question comes from Mr. Chris Donaghey from SunTrust Robinson Humphrey. Mr. Donaghey, please proceed with you question.

<A>: You want to help him out with that, Chris.

<Q>: [LAUGHTER] That's okay. I'm used to it. First of all, Jim, the tax rate going down to 47%, is that something we should look at modeling going forward for a while, going into 2007?

<A>: 2007? I don't have a good answer for you on that yet, Chris. I'd use that 47% for 2006 only. The reason I don't have a good answer is we're still trying to understand how, you know, the impact of stock compensation expense and how that works on a long-term -- on a longer-term basis.

<Q>: Okay. Second of all, Gary, the people that attend your trade show in the D.C. area, these are not people that we can typically socialize with ourselves, and I'm just a little curious about their political view of intelligence technologies, given the recent scrutiny on NSA efforts, and, you know, whether it's the wiretapping or the maintaining a data base of phone calls. Is that something that they're even concerned about at this point?

<A>: You know, I don't think so; however, I was not at the show, much to the chagrin of some of our customers and our people that I never attended the show. But I was there the day after the show was there and talking to some of our people. I didn't hear any reference to anybody even talking about that. I think, probably, at the level are where contracts are being executed and all, it's more humor for them what they're reading in the papers than any kind of a concern. And so, I sure haven't seen anything in our internal reports and all that would indicate that there's any concern there.

<Q>: Okay, that's good to hear. Also on the DTI acquisition, you're now about a year into it. Your thoughts on the integration, the synergies that you've recognized between the two. Have you seen a number of opportunities arise that you have won because you have their capabilities or opportunities that they have won because you've added your capabilities to their offering?

<A>: We're probably on -- a little too premature to say won. We're seeing the opportunities to win because of both -- of what both sides brought to the table. The one obvious example is this MRUUV. The old Applied Signal wouldn't have even known of the program nor would the Navy have known of Applied Signal and the old DTI would have probably only been in a kind of a systems engineering mode on it because they wouldn't have had the production capability. And now we're the pay load leads as a total ISR pay load in both mine countermeasures and [inaudible], and so that is a prime example, I think.

You know, we're succeeding quite nicely on some synthetic aperture sonar programs in that group that -- that needs to now be productizing the capability so that it can fit into an unmanned, undersea vehicle and be much more effective. And the production capabilities and production competence of Applied Signal is making that a very, very efficient program and a very well-run program, so I think that's also helped. And we're looking at some pretty highly classified future opportunities that the combined capabilities of the new Company has put us in a much stronger position for a lot larger part of some upgrades to some big national programs. So I think it all feels good to say that we've got some wins already as a result of it. I probably wouldn't be able to say that, but I think we're sure seeing some of the proper type opportunities.

<Q>: Okay. So then, with the exception of just the pure acquired revenue that DTI added, the synergistic revenue opportunities haven't really come to fruition yet, but there's a nice pipeline building. Same thing with Texas, a more organic expansion effort. You know, no real contribution yet, but a pipeline building there. Does this give you a preference for one form of expansion over the other?

<A>: Yes, but not for attribution. [LAUGHTER] I -- the reason this Company went 22 years before we did an acquisition was because I've always had the preference for doing it myself, doing it ourselves. But we've also shown that that can be a more time-consuming process than maybe not, and I think it's -- I think we'd have to wait another maybe two years, but at least another year, and look back on it and try to compare the two. By the way, it's a very interesting thing you bring up, and compare, and I tried thinking about that once in a while, but I think we're, again, just a little bit early to say which one we go.

I think we've done a real good job. I still say that we hired 110 people in one day last July, and I think we've done a real good job in bringing the new people into the process and procedures and policies in all of their new Company. And I see a lot of inner workings that it seems to look like it's working quite well. So I think an acquisition of that size and one like that where it was a complete new capability coming in looks like it can be done. It's probably more work on all of management's part than the home grow, but we're not looking at it unhappily. To really do the compare, I think we need to keep looking back on that, and it'll probably be another year or so, and try to look at how we think the two investment panned out.

<Q>: Okay, great. Thanks a lot, Gary.

<A>: Thank you, Chris.

Operator

We have a follow-up question from Mr. Michael Lewis with BB&T Capital Markets. Mr. Lewis, you may proceed with you question.

<Q>: Okay. Hey, Gary, the Italian opportunity that you discussed in the beginning of the call, is this for Rivet Joint. Do they have Rivet Joint? From what I understand I thought they had six airframes.

<A>: Unfortunately, I don't know the answer to that, Mike, and I did not know they had Rivet Joint airframes, and it could be. I haven't seen our vice president of that division refer to Rivet Joint, but I don't remember if he's even had a name for it. I would have thought I would have seen in some of the correspondence. I'm going to have to apologize with a nonanswer.

<Q>: Okay, that's fine. And, Gary, just thinking forward here. What's your opinion of a stock buy back for the Company now that the shares are close to your annual low trading range?

<A>: Well, you know, we did that, we've done that, sometimes past. We saw no impact on the stock price. We really didn't see that we were returning anything to shareholders by doing that, which is why we opted to instead go for the dividend, where we absolutely do return something to the shareholders. And we wouldn't be able to do both, and I firmly believe that we're better off with the dividend as a return to the shareholders.

<Q>: Okay. And, Jim, if I could just ask you, how many employees did you have at the end of April?

<A>: At the end of April, it was approximately 655.

<Q>: And with regard to the quarter revenue, did you have any -- any of the revenue in Q2, was that pulled forward earlier than you expected? In other words, was there revenue that you expected later in the year, Q3 or Q4, that hit in Q2?

<A>: No. No.

<Q>: Okay. Well, thank you very much.

<A>: Sure, thank you.

Operator

Our next question comes from the line of David Gremmels with Thomas Weisel and Partners. You may proceed with you question.

<Q>: Did you just say 655 for the head count.

<A>: Approximately, Noah, yes. At the end of April. About that.

<Q>: Okay, so that's --

<A>: 655, 660, somewhere in that range.

<Q>: So that's down sequentially, and with two hires in the first quarter and you were projecting 50 to 60 for the full year, are you still -- are you looking to hire a lot more people in the second half, or can you just kind of tell us what's going on there.

<A>: Well, we're -- we are looking to hire. At the beginning of the year we were looking at potentially hiring 50 to 60 people. We're probably lower than that for the rest of -- for the remainder of the year. More in the probably 25 to 30 range.

<Q>: Right.

<A>: So it's not probably the same number that we had rolled out earlier.

<Q>: Okay. Thanks.

Operator

Mr. Doyle, there are no further questions at this time.

Jim Doyle – Applied Signal Technology – CFO

All right. Then Mr. Yancey will say thank you very much for the very good questions and the attendance, and we'll sign off.

Operator

This concludes today's conference. Thank you for your participation. You may disconnect your lines at this time.